Exhibit 99.1

ASC ANNOUNCES CASH DISTRIBUTION AND
TRANSFER TO LIQUIDATING TRUST

DULLES, VA, May 20, 2003 - Advanced Switching Communications, Inc. today announced its Board of Directors has approved a cash distribution of $0.09 per share to holders of the Company's common stock. The distribution will be paid on June 2, 2003 to holders of record as of May 20, 2003.

As of March 31, 2003 the Company had approximately $6.0 million in cash and cash equivalents. The Company expects to distribute approximately $3.9 million to shareholders, to use approximately $1.0 million to satisfy liabilities and ongoing costs of liquidation and to retain the balance as a reserve for contingent or unknown claims.

The Company also announced that its Board of Directors has approved the transfer of the Company's remaining assets to (and the assumption of its remaining liabilities by) the Advanced Switching Communications Liquidating Trust, in accordance with the Company's plan of complete liquidation and dissolution. As previously announced by the Company, May 24, 2002 was the last day of trading of the Company's common stock on the Nasdaq National Market, and the Company's stock transfer books were closed as of the close of business on such date.

Following the payment of the distribution and the transfer to the liquidating trust, the Company intends to file a Form 15 with the Securities and Exchange Commission to terminate the registration of the Company's common stock under the Securities Exchange Act of 1934.

Under the terms of the Liquidating Trust Agreement to be entered into by the Company, each stockholder of the Company will automatically become the holder of one unit of beneficial interest in the liquidating trust for each share of the Company common stock then held of record by such stockholder. All outstanding shares of the Company common stock will be automatically deemed cancelled, and the rights of the beneficiaries in their units will not be represented by any form of certificate or other instrument. Stockholders of the Company will not be required to take any action to become beneficiaries of the trust as holders of units of beneficial interests. The liquidating trust will maintain a record of the name and address of each beneficiary and such beneficiary's aggregate units in the liquidating trust. Subject to certain exceptions related to transfer by will, intestate succession or operation of law, the units will not be transferable, nor will a beneficiary have authority or power to sell or in any other manner dispose of any units.

The liquidating trust is being organized for the sole purpose of winding up the Company's affairs and the liquidation of its assets. From time to time, the liquidating trust may make distributions of its assets to beneficiaries, but only to the extent that those assets will not be needed to provide for the liabilities (including contingent liabilities) assumed by the Liquidating Trust. No assurances can be given as to the amount or timing of any distributions by the liquidating trust.

Except for any historical information, the matters discussed in this press release contain forward-looking statements that reflect the company's current views regarding future events. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ, possibly materially, from those projected in the forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the liquidation and dissolution of the Company, including without limitation, settlement of the Company's liabilities and obligations, costs incurred in connection with carrying out the plan of liquidation and dissolution, the amount of income earned on the Company's cash and cash equivalents and short-term investments during the liquidation period, and the actual timing of liquidating distributions; the liability of the Company's stockholders for the Company's liabilities in the event contingent reserves are insufficient to satisfy such liabilities; the transactions the Company has agreed to, and any winding down of the Company in the future, may result in payments to stockholders that are substantially lower than the price a stockholder paid for shares of the Company's common stock; and possible contingent liabilities and post-closing indemnification and other obligations arising from the sale of the Company's office and furniture equipment, its component inventory, and its intellectual property.